Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement File No. 333-220471

A final base shelf prospectus containing important information relating to the securities described in this document has been filed with the securities regulatory authority in each of the provinces of Canada.  A copy of the final base shelf prospectus, any amendment to the final base shelf prospectus and any applicable shelf prospectus supplement that has been filed, is required to be delivered with this document.

This document does not provide full disclosure of all material facts relating to the securities offered.  Investors should read the final base shelf prospectus, any amendment and any applicable shelf prospectus supplement for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

October 4, 2017

Enbridge Inc.

Pricing Term Sheet

$700,000,000 Floating Rate Notes due 2020

Issuer:	Enbridge Inc.

Security Type:	Senior Unsecured Notes

Pricing Date:	October 4, 2017

Settlement Date: (T+3)	October 10, 2017

Maturity Date:	January 10, 2020, at par

Principal Amount:	$700,000,000

Interest Rate Basis:	Three-month LIBOR

Discount Margin:	+ 45 bps

Initial Interest Rate:	Three-month LIBOR plus 40 bps, determined as of two London business days prior to the Settlement Date

Interest Payment Dates:	Quarterly on each January 10, April 10, July 10 and October 10, commencing January 10, 2018

Interest Reset Dates:	January 10, April 10, July 10 and October 10

Initial Interest Determination Date:	October 6, 2017

Interest Determination Date:	Second London business day prior to each Interest Reset Date

Interest Rate Determination:	Three-month LIBOR plus 40 bps, determined as of the applicable Interest Determination Date

Public Offering Price:	99.888%

Redemption:	The Floating Rate Notes due 2020 will not be redeemable.

CUSIP / ISIN:	29250N AU9 / US29250NAU90

Denominations:	$2,000 x $1,000

Sole Bookrunner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.